Exhibit 23.2

Consent of Independent Auditor

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-280029) of AirJoule Technologies Corporation of our report dated March 25, 2025, relating to the financial statements of AirJoule, LLC (the Company), which appears in this Annual Report on Form 10-K for the year ending December 31, 2024.

/s/ BDO USA, P.C.

Houston, Texas

March 25, 2025